                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                 --------------

                                  SCHEDULE 13D
                                 (RULE 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                              (Amendment No. 5)(1)

                        Sunset Financial Resources, Inc.
                        --------------------------------
                                (Name of Issuer)

                     Common Stock, Par Value $.001 Per Share
                     ---------------------------------------
                         (Title of Class of Securities)

                                    867708109
                                    ---------
                                 (CUSIP Number)

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                Park Avenue Tower
                               65 East 55th Street
                            New York, New York 10022
                                 (212) 451-2300
                                 --------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                               September 22, 2005
                               ------------------
             (Date of Event Which Requires Filing of This Statement)

     If the filing  person has  previously  filed a statement on Schedule 13G to report the  acquisition  that is the subject of this Schedule 13D, and is filing this  schedule  because  of Rule  13d-1(e),  13d-1(f)  or  13d-1(g),  check  the following box / /.

     NOTE.  Schedules  filed in paper format shall include a signed original and five copies of the schedule,  including  all exhibits.  SEE Rule 13d-7 for other parties to whom copies are to be sent.

                         (Continued on following pages)

                              (Page 1 of 10 Pages)

--------
(1)  The  remainder  of this  cover  page  shall be filled  out for a  reporting person's  initial  filing on this  form with  respect  to the  subject  class of securities,  and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The  information  required on the remainder of this cover page shall not be deemed to be "filed"  for the purpose of Section 18 of the  Securities  Exchange
Act of 1934 or otherwise  subject to the  liabilities of that section of the Act but  shall be  subject  to all other  provisions  of the Act  (however,  SEE the
NOTES).

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 2 of 10 Pages
---------------------                                      ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT L L C
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                     WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,016,300
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,016,300
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     1,016,300
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 3 of 10 Pages
---------------------                                      ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 ARTHUR D. LIPSON
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    OO
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     USA
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   1,021,300
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                1,021,300
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    1,021,300
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     9.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     IN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 4 of 10 Pages
---------------------                                      ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                 WESTERN INVESTMENT HEDGED PARTNERS LP
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   305,300
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                305,300
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    305,300
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     2.9%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     PN
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 5 of 10 Pages
---------------------                                      ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       WESTERN INVESTMENT INSTITUTIONAL PARTNERS L L C
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                   633,300
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                633,300
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                    633,300
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                     6.0%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 6 of 10 Pages
---------------------                                      ---------------------

================================================================================
     1         NAME OF REPORTING PERSONS
               I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                       WESTERN INVESTMENT ACTIVISM PARTNERS L L C
--------------------------------------------------------------------------------
     2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) / /
                                                                         (b) / /
--------------------------------------------------------------------------------
     3         SEC USE ONLY

--------------------------------------------------------------------------------
     4         SOURCE OF FUNDS*
                    WC
--------------------------------------------------------------------------------
     5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
               PURSUANT TO ITEM 2(d) OR 2(e)                                 / /
--------------------------------------------------------------------------------
     6         CITIZENSHIP OR PLACE OF ORGANIZATION

                     DELAWARE
--------------------------------------------------------------------------------
   NUMBER OF       7      SOLE VOTING POWER
    SHARES
 BENEFICIALLY                    77,700
  OWNED BY
    EACH
  REPORTING
 PERSON WITH   -----------------------------------------------------------------
                   8      SHARED VOTING POWER

                                - 0 -
               -----------------------------------------------------------------
                   9      SOLE DISPOSITIVE POWER

                                77,700
               -----------------------------------------------------------------
                  10      SHARED DISPOSITIVE POWER

                                - 0 -
--------------------------------------------------------------------------------
     11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
               PERSON

                     77,700
--------------------------------------------------------------------------------
     12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
               CERTAIN SHARES*                                               / /
--------------------------------------------------------------------------------
     13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                    0.7%
--------------------------------------------------------------------------------
     14        TYPE OF REPORTING PERSON*

                     OO
================================================================================

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 7 of 10 Pages
---------------------                                      ---------------------

            The following constitutes Amendment No. 5 ("Amendment No. 5") to the
Schedule 13D filed by the undersigned.  This Amendment No. 5 amends the Schedule
13D as specifically set forth.

     Item 4 is hereby amended to add the following:

            On  September  22,  2005,  WILLC sent a letter to the members of the
Board  requesting that the Board consult with the principal  stockholders of the
Issuer  with  respect to one  remaining  vacancy on the Board and that the Board appoint a stockholder representative to fill the vacancy. The letter is filed as
Exhibit No. 3 to this Amendment No. 5 and is incorporated herein by reference.

     Item 7 is hereby amended in to add the following exhibit:

            There are filed herewith the following Exhibits:

            Exhibit 3 -Letter to the  members of the Board of  Directors,  dated
September 22, 2005.

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                     Page 8 of 10 Pages
---------------------                                      ---------------------

                                   SIGNATURES

          After reasonable  inquiry and to the best of his knowledge and belief, each of the  undersigned  certifies  that  the  information  set  forth  in this statement is true, complete and correct.

Dated: September 22, 2005        WESTERN INVESTMENT L L C

                                 By:  /s/ Arthur D. Lipson
                                     -----------------------------------------
                                 Name: Arthur D. Lipson
                                 Title: Sole Member

                                 WESTERN INVESTMENT HEDGED PARTNERS LP

                                 By: Western Investment L L C,
                                 Its General Partner

                                 By: /s/ Arthur D. Lipson
                                     -----------------------------------------
                                 Name: Arthur D. Lipson
                                 Title: Managing Member

                                 WESTERN INVESTMENT INSTITUTIONAL PARTNERS L L C

                                 By: Western Investment L L C,
                                 Its Managing Member

                                 By:  /s/ Arthur D. Lipson
                                     -----------------------------------------
                                 Name: Arthur D. Lipson
                                 Title: Managing Member

                                 WESTERN INVESTMENT ACTIVISM PARTNERS L L C

                                 By: Western Investment L L C,
                                 Its Managing Member

                                 By:  /s/ Arthur D. Lipson
                                     -----------------------------------------
                                 Name: Arthur D. Lipson
                                 Title: Managing Member

                                 /s/ Arthur D. Lipson
                                 -------------------------------------
                                 ARTHUR D. LIPSON

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                    Page 9 of 10 Pages
---------------------                                      ---------------------

                        EXHIBIT INDEX

      Exhibit                                                           Page
      -------                                                           ----

1.    Joint Filing Agreement by and among Western Investment             --
      L L C, Arthur D.  Lipson,  Western  Investment  Hedged
      Partners LP, Western Investment Institutional Partners
      L L C and Western Investment  Activism Partners L L C,
      dated March 16, 2005.

2.    Special  Meeting  Demand  Letter dated August 27, 2005             --
      (previously filed).

3.    Letter to the members of the Board of Directors, dated             10
      September 22, 2005.

---------------------                                      ---------------------
CUSIP No. 867708109                   13D                    Page 10 of 10 Pages
---------------------                                      ---------------------

                                                                       Exhibit 3

                             WESTERN INVESTMENT LLC
                     2855 East Cottonwood Parkway, Suite 110
                           Salt Lake City, Utah 84121

                               September 22, 2005

VIA TELECOPY & FEDERAL EXPRESS
----------------------------------

The Board of Directors
Sunset Financial Resources Inc.
10245 Centurion Parkway North
Suite 305
Jacksonville, Florida  32256

                Re: Vacancy on the Board
                    --------------------

Dear Board Members:

I believe that there remains one vacancy on the Sunset Financial  Resources Inc.
board of directors. I would like to formally request that the board consult with its principal stockholders and appoint a stockholder representative to fill this vacancy.

If you have any  questions  regarding  this  letter,  please do not  hesitate to contact me.

                                              Very truly yours,

                                              /s/ Arthur D. Lipson
                                              --------------------
                                              Arthur D. Lipson

cc:   Bryan L. Goolsby, Esq.
      Steve Wolosky, Esq.
      Rick Rappaport, Esq.